Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ENTERS INTO SETTLEMENT AGREEMENT

AUSTIN, TEXAS October 21, 2003—TEL OFFSHORE TRUST (NASDAQ: TELOZ) announced today that the Trust has entered into a Settlement Agreement and Mutual Release with Texaco Exploration and Production Inc.  On September 21, 2001, the Trust gave written demand to, and on October 11, 2001, the Trust filed suit against Texaco Exploration and Production Inc. as the then-current working interest owner of the East Cameron 371 lease to account for its payment of the Trust’s overriding royalty interest in this lease.  A preliminary mediation regarding these matters was held in April 2003.  The Trust has now entered into a Settlement Agreement and Mutual Release with Texaco Exploration and Production Inc. pursuant to which Texaco agreed to pay the Trust $75,000.  Both of the parties agreed to file a joint motion to dismiss all claims and counterclaims relating to the lawsuit and each party agreed to release the other party from all claims and counterclaims relating to the lawsuit.

As previously described in public reports by the Trust, the Trust had claimed that Texaco improperly reduced the percentage of net proceeds payable to the Trust and improperly deducted from gross proceeds certain costs that the Trust believed were attributable to Texaco’s separate operations on an offsetting lease.  Texaco subsequently asserted a counterclaim for overpayment prior to and during the third quarter of 1999 and claimed that these costs should have been allocated to the Trust.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. Important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2002 under “Business-Principal Trust Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK,
AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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